SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 8, 2019 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its December, fourth quarter, and total year 2018 preliminary traffic statistics.

The Company flew 11.1 billion revenue passenger miles (RPMs) in December 2018, an increase of 3.3 percent from the 10.7 billion RPMs flown in December 2017. Available seat miles (ASMs) increased 5.4 percent to 13.6 billion in December 2018, compared with December 2017 ASMs of 12.9 billion. The December 2018 load factor was 81.6 percent, compared with 83.3 percent in December 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.swamedia.com

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

DECEMBER
	2018	2017	Change
Revenue passengers carried	11,211,115	11,077,369	1.2%
Enplaned passengers	13,619,622	13,344,173	2.1%
Revenue passenger miles (000s)	11,069,368	10,713,293	3.3%
Available seat miles (000s)	13,563,854	12,868,065	5.4%
Load factor	81.6%	83.3%	(1.7) pts.
Average length of haul (miles)	987	967	2.1%
Trips flown	115,789	113,451	2.1%

FOURTH QUARTER
	2018	2017	Change
Revenue passengers carried	34,432,204	33,695,001	2.2%
Enplaned passengers	41,707,440	40,428,884	3.2%
Revenue passenger miles (000s)	33,715,984	32,189,839	4.7%
Available seat miles (000s)	40,366,897	37,886,814	6.5%
Load factor	83.5%	85.0%	(1.5) pts.
Average length of haul (miles)	979	955	2.5%
Trips flown	347,331	337,190	3.0%

TOTAL YEAR
	2018	2017	Change
Revenue passengers carried	134,890,243	130,256,190	3.6%
Enplaned passengers	163,605,833	157,677,218	3.8%
Revenue passenger miles (000s)	133,322,322	129,041,420	3.3%
Available seat miles (000s)	159,795,153	153,811,072	3.9%
Load factor	83.4%	83.9%	(0.5) pts.
Average length of haul (miles)	988	991	(0.3)%
Trips flown	1,375,030	1,347,893	2.0%

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